EXHIBIT 10.20


Universal Leaf Tobacco Company, Incorporated amendment to 1994 Deferred Income Plan Section D, Deferral Accounts Number 9:

         "9. Investment Options. The Sponsor has selected the following initial investment funds which may be modified from time to time by the Committee:
Oppenheimer Capital Appreciation Fund, Oppenheimer Global Fund, Massachusetts Mutual Equity Fund, Massachusetts Mutual Bond Fund and The Massachusetts Mutual Money Market Fund (the "Investment Options"). Participants shall designate quarterly how their deferrals are to be hypothetically invested among the Investment Options. The Sponsor shall use the Participant's Investment Option designations to calculate the Adjustment component of the Deferral Account. The Participant may change his or her investment election designation on a quarterly basis, both as to amounts then in the Deferral Account and future amounts to be allocated to the Deferral Account. If a Participant changes his or her Investment Option designation for either amounts then in the Deferral Account or future amounts to be allocated to the Deferral Account, then such change shall supersede the previous designation effective as of the last day of the month after the date of the changed election. The Sponsor shall begin crediting the Participant's Deferral Account with the amount deferred by the Participant on the last day of the month in which the salary or MPP Award would have otherwise been paid. As to the applicable amount distributed, the Sponsor shall cease crediting or debiting Adjustments to the Participant's Deferral Account on the last day of the month of the applicable distribution event set forth in Sections 10, 11, 12, 13, 14, or 15 (the "Valuation Date")."